Exhibit 99.1

         J. Ray McDermott Encounters Weather-related Problems
                         on Argentina Project

    NEW ORLEANS--(BUSINESS WIRE)--June 19, 2003--J. Ray McDermott, S.A. ("J. Ray" or the "Company"), a subsidiary of McDermott International Inc. (NYSE:MDR) ("McDermott"), recently encountered weather-related problems on a pipelay project off the coast of southern Argentina (the "project"). On June 11, 2003, due to a sudden change in the weather, the DB60 was unable to abandon the pipe being laid before the weather conditions caused (1) the pipe to break and
(2) subsequent damage to the barge stinger. The stinger is used to guide and lay the pipe on the ocean floor. No personnel were injured.
    J. Ray suspended work on the pipelay operations of the project and is currently assessing the financial and operational impact of the incident. J. Ray has provided notice to the customer under the Force Majeure provision of the contract and has scheduled meetings with the customer to work out arrangements to address the delays anticipated from the incident. The Company is not able to quantify the financial impact of this incident until the assessment and discussions with the customer are concluded.
    McDermott International Inc. is a leading worldwide energy services company. McDermott's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy. Its subsidiary, J. Ray McDermott, S.A., is a leading provider of solutions for offshore field developments worldwide.

    CONTACT: McDermott International Inc., Houston
             Gay Stanley Mayeux, 281/870-5011